Exhibit 99.1

Protalix BioTherapeutics Added to Russell 3000® Index

Carmiel, Israel – June 26, 2007 – Protalix BioTherapeutics, Inc. (AMEX: PLX) today announced that its shares have been added to the broad market Russell 3000® Index. The Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes following the close of the U.S. markets on Friday, June 22.

Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index, as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Dr. David Aviezer, President and Chief Executive Officer of Protalix, stated, “Our addition to the Russell index is a reflection of the progress we have made since we listed our shares on the American Stock Exchange. Our recent receipt of FDA approval to launch phase III clinical trials of prGCD represents a significant milestone for Protalix and gives us great confidence in the future of the Company. We believe that inclusion in this index will help increase our visibility among investors and contribute to our efforts to increase shareholder value.”

The Russell 3000 serves as the U.S. component to the Russell Global Index, which Russell launched earlier this year. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $4 trillion in assets currently are benchmarked to them. Annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. The largest 1,000 companies in this ranking comprise the Russell 1000 and the next 2,000 companies become the Russell 2000. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

About Protalix BioTherapeutics, Inc.

Protalix is a clinical stage biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the discovery and development of proprietary and collaboratively developed recombinant biopharmaceuticals to be expressed through its proprietary plant cell based expression system. Protalix’s plant cell expression system presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix has recently announced that it has received written notice from the United States Food and Drug Administration that it may initiate a Phase III clinical trial in the United States of its lead product candidate, prGCD, for its enzyme therapy for Gaucher Disease, a lysosomal storage disorder in humans. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.

About Russell

Russell Investment Group aims to improve financial security for people by providing strategic advice, world-class implementation, state-of-the-art performance benchmarks, and a range of institutional-quality investment products. With more than $200 billion in assets under management, Russell serves individual, institutional and advisor clients in more than 40 countries. Russell provides access to some of the world’s best money managers. It helps investors put this access to work in corporate defined benefit and defined contribution plans, and in the life savings of individual investors.

Founded in 1936, Russell is a subsidiary of Northwestern Mutual Life Insurance Company. Headquartered in Tacoma, Wash., U.S., Russell has principal offices in Amsterdam, Auckland, Hong Kong, Johannesburg, London, Melbourne, New York, Paris, San Francisco, Singapore, Sydney, Tokyo and Toronto.

Russell’s indexes are unmanaged and cannot be invested in directly. For more information on Russell indexes, go to http://www.russell.com.

Safe Harbor Statement:

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies and products under development, the identification of lead compounds, the successful preclinical development of our products, the completion of clinical trials, the review process of the FDA, foreign regulatory bodies and other governmental regulation, and other factors described in our filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and we disclaim any obligation to update this information.

For additional information, contact Protalix BioTherapeutics at:
investors@protalix.com

AMEX IR Alliance for Protalix BioTherapeutics
Lee Roth / David Burke
212-896-1209 / 1258
lroth@kcsa.com / dburke@kcsa.com